Exhibit 99.1

	Contact:	Katie MacGillivary	FOR IMMEDIATE RELEASE
NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759		Vice President, CFO Ph # -727-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

1st Quarter Results

July 28, 2016 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended June 30, 2016, diluted earnings per share decreased 21% to $0.37 as compared to $0.47 for the three months ended June 30, 2015. Net earnings were $2,903,000 and $3,670,000 for the three months ended June 30, 2016 and 2015, respectively. Revenue increased 4% to $22,915,000 for the three months ended June 30, 2016 as compared to $22,025,000 for the three months ended June 30, 2015.

Our net earnings for the three months ended June 30, 2016 were adversely affected primarily by an increase in the provision for credit losses due to higher charge-offs and a reduction in the gross portfolio yield due to a decrease in the weighted average APR associated with our receivable portfolio. Our net earnings were positively affected by a reduction in operating expenses as a percentage of average net receivables from 10.92% to 10.40%, for the three months ended June 30, 2015 and 2016, respectively.

“During our first quarter, new loan originations were below Company expectations. We experienced a greater number of potential loans, which did not translate into acquired loans because they did not meet the Company’s risk pricing criteria. The market continues to be highly competitive and we have seen some large competitors reduce their originations as a result of tightening underwriting guidelines; however, other large competitors have increased their appetite for new loan acquisitions.” stated Ralph T. Finkenbrink, the Company’s President and CEO.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 7,753,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2016. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

## More ##

Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended June 30,
	2016	2015
Revenue:
Interest and fee income on finance receivables	$22,915	$22,025
Expenses:
Operating Professional fees	8,674 247	8,423 448
Provision for credit losses	7,026	4,989
Interest expense	2,244	2,166
Change in fair value of interest rate swaps	18	44

	18,209	16,070
Operating income before income taxes	4,706	5,955
Income tax expense	1,803	2,285

Net income	$2,903	$3,670

Earnings per share:
Basic	$0.37	$0.48

Diluted	$0.37	$0.47

Weighted average shares	7,672,000	7,616,000

Weighted average shares and assumed dilution	7,732,000	7,744,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30,	March 31,
	2016	2016
Cash	$4,520	$1,849
Finance receivables, net	312,655	311,837
Other assets	11,742	11,623

Total assets	$328,917	$325,309

Line of credit	$209,000	$211,000
Other liabilities	14,053	11,460

Total liabilities	223,053	222,460
Shareholders’ equity	105,864	102,849

Total liabilities and shareholders’ equity	$328,917	$325,309

## More ##

	Three months ended June 30, (In thousands)
	2016	2015
Portfolio Summary
Average finance receivables, net of unearned interest (1)	$343,185	$324,951

Average indebtedness (2)	$210,407	$201,086

Interest and fee income on finance receivables	$22,915	$22,025
Interest expense	2,244	2,166

Net interest and fee income on finance receivables	$20,671	$19,859

Weighted average contractual rate (3)	22.67%	22.88%

Average cost of borrowed funds (2)	4.27%	4.31%

Gross portfolio yield (4)	26.71%	27.11%
Interest expense as a percentage of average finance receivables, net of unearned interest	2.62%	2.67%
Provision for credit losses as a percentage of average finance receivables, net of unearned interest	8.19%	6.14%

Net portfolio yield (4)	15.90%	18.30%
Marketing, salaries, employee benefits, depreciation, administrative, and professional fees as a percentage of average finance receivables, net of unearned interest	10.40%	10.92%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (5)	5.50%	7.38%

Write-off to liquidation (6)	9.41%	6.99%
Net charge-off percentage (7)	7.51%	5.83%

Note: All three-month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Weighted average contractual rate represents the weighted average annual percentage rate (“APR”) of all Contracts and Direct Loans as of the period ending date.
(4)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(5)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, administrative, and professional fees) as a percentage of average finance receivables, net of unearned interest.
(6)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(7)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

## More ##

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2016	$484,027	$25,445	$8,027	$3,576	$37,048
		5.26%	1.66%	0.74%	7.66%
June 30, 2015	$463,396	$18,879	$4,799	$1,899	$25,577
		4.07%	1.04%	0.41%	5.52%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2016	$11,062	$178	$55	$42	$275
		1.61%	0.50%	0.38%	2.49%
June 30, 2015	$11,372	$156	$35	$24	$215
		1.37%	0.31%	0.21%	1.89%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30, (Purchases in thousands)
	2016	2015
Contracts
Purchases	$40,830	$52,375
Weighted APR	22.39%	22.67%
Average discount	7.15%	7.54%
Weighted average term (months)	57	56
Average loan	$11,609	$11,381
Number of contracts	3,517	4,602

## End ##